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Ford Motor Company U.S. Sales Increase 7 Percent in January; Focus, Escape, Explorer Drive Growth

•	Ford Motor Company U.S. sales in January totaled 136,710 vehicles, a 7 percent gain compared with January 2011; retail sales increased 8 percent

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Focus contributed to 30 percent of Ford Motor Company sales growth in January, more than any other vehicle in the Ford product lineup. Focus sales were 14,400 vehicles, up 60 percent - the best January Focus sales performance since 2003

•	F-Series sales of 38,493 vehicles, up 8 percent. Ford has more than 75 percent share of the retail V6 full-size pickup market and most fuel-efficient full line of pickups on the market

DEARBORN, Mich., Feb. 1, 2012 - Ford Motor Company U.S. sales totaled 136,710 vehicles in January, a 7 percent increase versus year-old levels. The Ford brand totaled 131,589 vehicles in January, making it the best January sales month for the Ford brand since 2008.

“January started off with solid sales versus year-ago levels,” said Ken Czubay, Ford vice president, U.S. Marketing, Sales and Service. “Ford saw the same solid month, with smaller vehicles in higher demand. Escape continued its record-setting run, and Focus set the pace for car sales in California, Texas and the Southeast.”

Ford brand grew small car, utility and truck sales in January versus a year ago. Focus small car and Escape utility combined provided 49 percent of Ford Motor Company volume growth in January. With 17,259 Escape vehicles sold, it was another best-ever January for Escape, topping last January by 24 percent.

Sales of the Ford Explorer totaled 9,966, a 36 percent gain versus strong year-ago results.

The Ford F-Series, America's top-selling vehicle for the past 30 years, posted January sales of 38,493 vehicles, representing an 8 percent increase. EcoBoost-equipped F-150s represented 42 percent of retail sales in January, providing Ford a retail F-150 V6 engine mix (EcoBoost V6 and Ford's 3.7-liter V6) of 54 percent for the month.

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About Ford Motor Company
Ford Motor Company, a global automotive industry leader based in Dearborn, Mich., manufactures or distributes automobiles across six continents. With about 164,000 employees and about 70 plants worldwide, the company's automotive brands include Ford and Lincoln. The company provides financial services through Ford Motor Credit Company. For more information regarding Ford and its products worldwide, please visit http://corporate.ford.com.

Contact(s):	Erich Merkle
Ford North America
313.806.4562
emerkle2@ford.com

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